Exhibit 5.2

June 12, 2020

Board of Directors

Advance Auto Parts, Inc.

Advance Stores Company, Incorporated

AAP Financial Services, Inc.

Advance e-Service Solutions, Inc.

Advance Trucking Corporation

Autopart International, Inc.

Crossroads Global Trading Corp.

General Parts International, Inc.

General Parts, Inc.

2635 East Millbrook Road

Raleigh, North Carolina 27604

Managers

Advance Auto Business Support, LLC

Discount Auto Parts, LLC

Advance Auto Innovations, LLC

E-Advance, LLC

General Parts Distribution LLC

2635 East Millbrook Road

Raleigh, North Carolina 27604

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as local counsel to the subsidiaries of Advance Auto Parts, Inc., a Delaware corporation (the “Issuer”), listed on Schedule I attached (collectively, the “Subsidiary Guarantors”) in connection with the filing of a Registration Statement on Form S-4, dated as of June 12, 2020 (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the Issuer’s offer to exchange up to $500,000,000 principal amount of the Issuer’s 3.900% Notes due 2030 (the “Exchange Notes”), to be guaranteed (the “Exchange Guarantees”) by the Subsidiary Guarantors on an unsecured basis, for a like principal amount of the Issuer’s issued and outstanding 3.900% Notes due 2030, issued on April 16, 2020, guaranteed by the Subsidiary Guarantors on an unsecured basis. The Exchange Notes will be issued pursuant to the Indenture, dated as of April 16, 2020 (the “Indenture”), among the Issuer, the subsidiary guarantors party thereto and Wells Fargo Bank, National Association, as trustee.

A Professional Corporation

NORTH CAROLINA • VIRGINIA • WASHINGTON, D.C.

200 South 10th Street, Suite 1600 (23219) P.O. Box 1320, Richmond, VA 23218-1320 Tel: 804.420.6000 Fax: 804.420.6507

www.williamsmullen.com

June 12, 2020

At your request, this opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinions expressed herein, we have examined the Registration Statement prepared by the Issuer and the Subsidiary Guarantors in connection with the offering and issuance of the Exchange Notes, and the documents incorporated by reference into the Registration Statement. We also have examined original execution counterparts of the Indenture, the form of the Exchange Notes, and originals or copies of all documents, instruments, agreements, records and certificates of public officials and of the Issuer and the Subsidiary Guarantors, and their respective officers, as we have deemed necessary or appropriate for the purpose of rendering the opinions expressed below.

We have assumed, with your permission and without independent verification or inquiry, the (i) genuineness of all signatures on all documents, (ii) authenticity of all documents submitted to us as originals, (iii) conformity to the authentic originals of all documents submitted to us as copies, and (iv) legal competency of all natural persons.

With respect to various factual matters material to our opinions, we have relied, to the extent that we deemed such reliance proper, upon certificates of officers of the Issuer and of the Subsidiary Guarantors, respectively, and upon certificates of public officials. We have assumed the correctness of the factual matters contained in such reliance sources and do not have knowledge, without an investigation for the purpose, that such factual matters are incorrect.

The opinions expressed herein are limited in all respects to the application of (i) the laws of the Commonwealth of Virginia and the State of North Carolina and (ii) the Massachusetts Business Corporations Act, G.L. C156D, in each case as currently in effect. We have made no review of, and disclaim the giving of any opinion herein with respect to, the laws or regulations of any other jurisdiction or the effect of such laws or regulations on the Subsidiary Guarantors or any of their subsidiaries.

Based on the foregoing, and subject to the limitations and qualifications set forth herein, we give you our opinions, as of the date hereof, as follows:

(i) Each Subsidiary Guarantor is a corporation or limited liability company, as the case may be, validly existing and in good standing or, with respect to a limited liability company, validly existing under the laws of the corresponding jurisdiction set forth opposite the name of each Subsidiary Guarantor on Schedule I attached.

June 12, 2020

(ii) The execution and delivery by each of the Subsidiary Guarantors of the Indenture, and the performance by each of the Subsidiary Guarantors of its obligations under the Indenture (including the Exchange Guarantees), are within such Subsidiary Guarantor’s corporate or limited liability company powers, as the case may be, and have been duly authorized by all requisite corporate or limited liability company action, as the case may be, on the part of such Subsidiary Guarantor.

(iii) The Indenture has been duly executed and delivered by each of the Subsidiary Guarantors.

The opinions expressed in opinion paragraph (i) above as to the existence or good standing of each Subsidiary Guarantor in its jurisdiction of formation (i) are given solely on the basis of the certificates of good standing and certificates of fact, as applicable, that we have obtained for each Subsidiary Guarantor (the “Status Certificates”), and speak only as of the date of the Status Certificates and not as of the date of this opinion letter and (ii) are limited to the meaning ascribed to the Status Certificates by the Virginia State Corporation Commission, the North Carolina Secretary of State and the Secretary of the Commonwealth of the Commonwealth of Massachusetts, as applicable, and the law of such jurisdiction.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder. Our opinions are expressed as of the date hereof, and we do not assume any obligation to update or supplement our opinions to reflect any facts or circumstances subsequently arising or any change in law subsequently occurring. Our opinions are limited to the matters expressly stated, and no opinion is implied or may be inferred beyond such matters.

Subject to all of the qualifications, limitations, exceptions, restrictions and assumptions set forth herein, White & Case LLP may rely on this opinion letter as if it were an addressee hereof on this date for the sole purpose of rendering its opinion letter to the Issuer, as filed with the Commission as Exhibit 5.1 to the Registration Statement.

/s/ WILLIAMS MULLEN

June 12, 2020

SCHEDULE I

Subsidiary Guarantors

Subsidiary Guarantor	Jurisdiction of Formation
AAP Financial Services, Inc.	Virginia
Advance Auto Business Support, LLC	Virginia
Advance Auto Innovations, LLC	Virginia
Advance e-Service Solutions, Inc.	Virginia
Advance Stores Company, Incorporated	Virginia
Advance Trucking Corporation	Virginia
Autopart International, Inc.	Massachusetts
Crossroads Global Trading Corp.	Virginia
Discount Auto Parts, LLC	Virginia
E-Advance, LLC	Virginia
General Parts Distribution LLC	North Carolina
General Parts International, Inc.	North Carolina
General Parts, Inc.	North Carolina